Exhibit 99.2

550 Meridian Avenue San Jose, CA 95126 Phone: +1-408-938-5200 Fax: +1-408-790-3800 lonworks@echelon.com www.echelon.com

News Information                                                      For Immediate Release

Press Contacts		Investor Contact

Steve Nguyen Echelon 408-938-5272 qnguyen@echelon.com	Tina Wilmott McQUERTER +1-858-450-0030 x140 twilmott@mcquerter.com	Chris Stanfield Echelon 408-938-5243 cstanfield@echelon.com

Echelon Announces Completion of Metering Technology

Corporation Acquisition

SAN JOSE, CA – April 14th, 2003 – Today Echelon Corporation (NASDAQ:ELON) announced that it has completed the acquisition of certain assets of Metering Technology Corporation (MTC) of Scotts Valley, California, effective April 11th, 2003. The $11 million cash transaction, subject to adjustments based upon contractual conditions including MTC’s compliance with covenants and the accuracy of its representations and warranties, includes certain assets, liabilities, technology and products of MTC primarily related to MTC’s latest generation of advanced, communicating electricity meters. Echelon intends to integrate and adapt the acquired meter designs for use in Echelon’s Networked Energy Services (NES) offering to utilities. No customer contracts are being assumed and Echelon has no plans to offer any acquired products for sale outside of use in the NES system. To support the needed development work, sixteen people from MTC have joined Echelon as a result of the acquisition. Echelon will update its spending guidance in the company’s Q1 earnings call scheduled for April 15th, 2003.

Echelon Completes Acquisition of MTC . . .	Page 2 of 3

“We are very excited to add MTC’s technology, products, and people to Echelon,” said Bea Yormark, Echelon’s president and COO. “This acquisition brings us a strong foundation upon which to build the high-value, low-cost electricity meters central to our network energy services platform.”

MTC is a provider of energy measurement solutions with a core competency in low-cost, communicating electricity meters. The NES system is designed to leverage Echelon’s end-to-end LONWORKS® device networking infrastructure to offer substantial operational savings to electric utilities worldwide while at the same time allowing them to increase the quality of service to customers.

About Echelon Corporation

Echelon Corporation is the creator of the LONWORKS platform, the world’s most widely used standard for connecting everyday devices such as appliances, thermostats, air conditioners, electric meters, and lighting systems to each other and to the Internet. Echelon’s hardware and software products enable manufacturers and integrators to create smart devices and systems that lower cost, increase convenience, improve service, and enhance productivity, quality, and safety. Thousands of companies have developed and installed LONWORKS products and more than 30 million LONWORKS enabled processors have been shipped for use in homes, buildings, factories, trains, and other systems worldwide.

The protocol underlying LONWORKS networks and the signaling technology used by Echelon’s power line and free topology transceivers have been adopted as standards by the American National Standards Institute (ANSI). Echelon is also a founding member of the LONMARK® Interoperability Association, an open industry forum of hundreds of leading manufacturers, integrators, and users dedicated to promoting the use of interoperable LONWORKS devices. More information is available at http://www.lonmark.org. Further information regarding Echelon can be found at http://www.echelon.com.

###

Echelon Completes Acquisition of MTC . . .	Page 3 of 3

Echelon, LONWORKS, LONMARK, the LONMARK logo and the Echelon logo are trademarks of Echelon Corporation registered in the United States and other countries.

This press release may contain statements relating to future plans, events or performance. Such statements may involve risks and uncertainties, including risks associated with the successful integration of MTC’s technology and employees into Echelon, Echelon’s ability to incorporate an MTC-based meter into the NES system in a timely and cost-effective manner, market acceptance of the NES system, the ability of the NES system to function as designed, the timing and level of customer orders, demand for products and services, development of markets for Echelon’s products and services, the effect of the MTC acquisition on Echelon’s expenses, operating results and revenues, and other risks identified in Echelon’s SEC filings. Actual results, effect on earnings, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Echelon undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.